Exhibit 5.1

Your ref:

Our ref:	1081075/0002/4633990v4

26 January, 2026

Nvni Group Limited

PO Box 10008

Willow House, Cricket Square

KY1-1001

Grand Cayman, Cayman Islands

Dear Sir or Madam

Nvni Group Limited (the “Company”)

1.	BACKGROUND

We have acted as Cayman Islands legal counsel to the Company in connection with the listing of securities of the Company pursuant to the Company’s registration statement on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) related to the registration for re-sale of up to 17,715,374 Ordinary Shares, par value US$0.0001 per Ordinary Share of the Company, issuable by the Company upon exercise of certain warrants convertible into Ordinary Shares, par value US$0.0001 per Ordinary Share of the Company (the “Securities”).

This opinion letter (this “Opinion”) is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Capitalised terms used in this Opinion shall have the meanings ascribed to them in this Opinion and/or the Schedules to this Opinion.

“Carey Olsen” in the Cayman Islands is the business name of Carey Olsen Cayman Limited, a body corporate recognised under the Legal Practitioners (Incorporated Practice) Regulations (as revised). The use of the title “Partner” is merely to denote seniority. Services are provided on the basis of our current terms of business, which can be viewed at: http://www.careyolsen.com/terms-business. CO Services Cayman Limited is regulated by the Cayman Islands Monetary Authority as the holder of a corporate services licence (No. 624643) under the Companies Management Act (as revised).

2.	SCOPE OF OPINION

This Opinion is given only on the laws of the Cayman Islands in force at the date of this Opinion and is based solely on matters of fact known to us at the date of this Opinion. We have not investigated the laws or regulations of any jurisdiction other than the Cayman Islands (collectively, “Foreign Laws”). We express no opinion as to matters of fact or, unless expressly stated otherwise, the veracity of any representations or warranties given in or in connection with any of the documents set out in Schedule 1.

3.	DOCUMENTS REVIEWED AND ENQUIRIES MADE

In giving this Opinion we have reviewed originals, copies, drafts, conformed copies, certified copies or notarised copies of the documents set out in Schedule 1.

4.	ASSUMPTIONS AND QUALIFICATIONS

This Opinion is given on the basis that the assumptions set out in Schedule 2 (which we have not independently investigated or verified) are true, complete and accurate in all respects. In addition, this Opinion is subject to the qualifications set out in Schedule 3.

5.	OPINIONS

We are of the opinion that:

5.1	Due incorporation, existence and status

The Company has been duly incorporated as an exempted company with limited liability under the Companies Act (as revised) of the Cayman Islands (the “Companies Act”), is validly existing and was, at the date of the Certificate of Good Standing, in good standing with the Registrar.

5.2	Issuance of Securities

Subject to the number of Securities never exceeding the authorised share capital of the Company available for issuance, the Securities issued or to be issued by the Company, as contemplated by the Registration Statement and the applicable documents, were or will be duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement or the applicable documents governing the issuance of the Securities, such Securities will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders) of the Company.

5.3	Taxation

There is currently no form of income, inheritance, gift, withholding, corporate or capital gains tax applicable to the Company in the Cayman Islands.

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6.	RELIANCE

Except as specifically referred to in this Opinion we have not examined, and give no opinion on, any contracts, instruments or other documents. We do not give any opinion on the commercial merits of any transaction contemplated or entered into under or pursuant to the Registration Statement.

This Opinion (and any obligations arising out of or in connection with it) is given on the basis that it shall be governed by and construed in accordance with the laws of the Cayman Islands. By relying on the opinions set out in this Opinion the addressee(s) hereby irrevocably agree(s) that the courts of the Cayman Islands are to have exclusive jurisdiction to settle any disputes which may arise in connection with this Opinion. We assume no responsibility to advise any person entitled to rely on this Opinion, or to undertake any investigations, as to any change in Cayman Islands law (or its application) or factual matters arising after the date of this Opinion, which might affect the opinions set out herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Notwithstanding the foregoing however, this Opinion is addressed to, and is solely for the benefit of, the addressee(s) and may not be relied upon by any other person without our prior written consent.

Yours faithfully

Carey Olsen

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SCHEDULE 1

DOCUMENTS REVIEWED

PART A

DOCUMENTS REVIEWED

1.	The certificate of incorporation of the Company dated 16 November 2022 and the Second Amended and Restated Memorandum and Articles of Association of Nvni Group Limited, dated 20 March 2025, as amended on 18 September 2025 (collectively, the “Articles”).

2.	A certificate of good standing relating to the Company issued by the Registrar of Companies of the Cayman Islands (the “Registrar”) dated 23 January 2026 (the “Certificate of Good Standing”).

3.	The register of members of the Company certified as a true copy thereof on 23 January 2026 (the “Register of Members”).

4.	The unanimous written resolutions of the directors of the Company (the “Directors”) passed on 12 December 2025 and 22 January 2026 (the “Resolutions”).

5.	The form of Registration Statement provided to us on 23 January 2026 by Sichenzia Ross Ference Carmel LLP.

6.	the securities purchase agreement between the Company and Amiens Technology Investments LLC (“Amiens”) dated as of 11 December 2025;

7.	the securities exchange agreement between the Company and Amiens dated as of 11 December 2025;

8.	the registration rights agreement between the Company and Amiens dated as of 11 December 2025;

9.	the senior secured exchange note issued by the Company naming Amiens or its registered assigns as Holder (as defined therein) bearing an original issue date of 12 August 2025; and

10.	the senior secured note issued by the Company naming Amiens or its registered assigns as Holder (as defined therein) bearing an original issue date of 11 December 2025.

PART B

SCOPE

The above are the only documents we have examined for the purposes of this Opinion.

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SCHEDULE 2

ASSUMPTIONS

1.	No invitation, whether directly or indirectly, has been made to the public in the Cayman Islands to subscribe for the Securities.

2.	The conformity to the original documents of all copy documents supplied to us (whether in hard or soft copy format).

3.	The authenticity, accuracy and completeness of all documents supplied to us, whether as originals or copies.

4.	The genuineness of all signatures, stamps, initials, seals, dates and markings on documents submitted to us.

5.	Where we have been provided with a document in executed form or with only the signature page of an executed document, that such executed document does not differ from the latest draft version of the document provided to us and, where a document has been reviewed by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen.

6.	There is no document or other information or matter that has not been provided or disclosed to us, which could affect the accuracy of this Opinion.

7.	No Foreign Law qualifies or affects this Opinion.

8.	There is no contractual or other obligation, prohibition or restriction (other than arising by operation of the laws of the Cayman Islands or as set out in the Articles) which may limit the Company’s ability to issue the Securities.

9.	The Articles are, were and will be the memorandum and articles of association of the Company in effect at the time of the issuance of the Securities and the number of Securities at the time of issuance shall not exceed the then-authorised share capital of the Company available for issuance.

10.	The Resolutions remain in full force and effect and have not been amended, modified, supplemented, revoked, rescinded or terminated in any way.

11.	The power and authority of the Company and the Directors have not been restricted in any way other than as set out in the Articles.

12.	The Directors at the date hereof are, and at the date of the Resolutions were as set out in the register of directors and officers of the Company provided to us by the registered office of the Company.

13.	There is nothing in the corporate records or minute book of the Company (which we have not inspected) which would affect this Opinion.

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SCHEDULE 3

QUALIFICATIONS

1.	In order to maintain the Company in good standing with the Registrar, annual fees must be paid and annual filings must be made with the Registrar within the prescribed periods.

2.	Any issue of Securities or alteration to the status of the members of the Company will be void if made:

2.1	without the consent of the court and after the date of the commencement of a winding up of the Company by the court; or

2.2	without the consent of the liquidator and after the commencement of a voluntary winding up of the Company.

3.	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 5.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Securities, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.	In this Opinion, the phrase “non-assessable” means, with respect to the issuance of Securities, that a shareholder shall not, in respect of the relevant Securities and in the absence of a contractual arrangement or an obligation pursuant to the memorandum and articles of association to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

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